Exhibit 99.1

For Immediate Release

Contact:                 Edward F. Seserko
President and Chief Executive Officer
(412) 681-8400

EUREKA FINANCIAL CORP. COMPLETES
SECOND-STEP CONVERSION AND $7.6 MILLION STOCK OFFERING

           February 28, 2011, Pittsburgh, Pennsylvania — Eureka Financial Corp. (the “Company”) (OTCBB: EKFC), the holding company for Eureka Bank, announced today that it has completed the conversion of Eureka Bank from the mutual holding company form of organization to the stock form of organization as well as its concurrent public stock offering.

As a result of the conversion and offering, Eureka Financial Corp., (“New Eureka Financial Corp.”), a newly formed Maryland corporation, became the holding company for Eureka Bank, and Eureka Bancorp, MHC and the existing Eureka Financial Corp., a federal corporation (“Old Eureka Financial Corp.”), ceased to exist.  As part of the conversion, each share of Old Eureka Financial Corp. common stock (other than those owned by Eureka Bancorp, MHC) has been converted into the right to receive 1.0457 shares of New Eureka Financial Corp. common stock.

Shares of Old Eureka Financial Corp. common stock will no longer be quoted on the Over-the-Counter Bulletin Board.  Beginning on March 1, 2011, shares of New Eureka Financial Corp. common stock will begin to be quoted on the Over-the-Counter Bulletin Board under the symbol “EKFCD” for a period of twenty business days.  After that time, New Eureka Financial Corp.’s trading symbol will revert to “EKFC,” the current trading symbol for Old Eureka Financial Corp.’s common stock.

           A total of 763,635 shares of common stock were sold in the subscription and community offerings at $10.00 per share, including 61,090 shares purchased by the Eureka Bank Employee Stock Ownership Plan.  Approximately 555,258 additional shares were issued in exchange for shares of Old Eureka Financial Corp.  Cash will be paid in lieu of fractional shares in the exchange, based on the offering price of $10.00 per share.  Total shares outstanding after the stock offering and the exchange are approximately 1,318,893 shares.

Stock certificates for shares purchased in the offering are expected to be mailed to subscribers on or about February 28, 2011.  Stockholders of Old Eureka Financial Corp. holding shares in street name will receive shares of New Eureka Financial Corp. within their accounts automatically.  Stockholders of Old Eureka Financial Corp. holding shares in certificated form will be mailed a letter of transmittal on or about March 3, 2011 and will receive new certificates for their shares of New Eureka Financial Corp. common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to New Eureka Financial Corp.’s transfer agent.

Sandler O’Neill & Partners, L.P. acted as financial advisor and marketing agent to Eureka Financial Corp. Kilpatrick Townsend & Stockton LLP acted as legal counsel to Eureka Financial Corp.

Eureka Financial Corp. is the holding company for Eureka Bank, a federal savings bank headquartered in Pittsburgh, Pennsylvania.  Eureka Bank operates two full-service banking offices in the Oakland and Shaler sections of Pittsburgh, Pennsylvania.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Eureka Financial Corp. and Eureka Bank are engaged.